Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER

AND ANNUAL RESULTS

WAYNE, NJ – January 22, 2009 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today fourth quarter and annual results for 2008. Net income for the fourth quarter of 2008 was $16.9 million or $0.11 per fully diluted common share. The results of the fourth quarter of 2008 include impairment charges on investment securities totaling $10.8 million after taxes, or $0.08 per diluted share.

Net income for the year ended December 31, 2008 was $93.6 million or $0.70 per fully diluted common share. The 2008 annual results include impairment charges on investment securities totaling $50.3 million after taxes, or $0.39 per diluted share.

Set forth below are highlights of several significant events that occurred during the fourth quarter of 2008:

•

Valley’s home equity and residential mortgage loan delinquencies remained below the banking industry averages. At December 31, 2008, Valley’s home equity and residential mortgage loan portfolios totaling approximately 25,000 individual loans had only 102 loans past due 30 days or more. These delinquencies totaled $20.5 million, or 0.71 percent of $2.9 billion in total home equity and residential mortgage loans. Total loans past due 30 days or more on Valley’s entire loan portfolio of $10.1 billion were 1.06 percent. See “Credit Quality” section below for more details.

•

On November 14, 2008, Valley completed its $300 million nonvoting senior preferred stock issuance to the U.S. Treasury under its TARP Capital Purchase Program. The issuance brought additional strength to Valley’s already well-capitalized position during the quarter. At December 31, 2008, Valley National Bank’s capital ratios were all above the minimum level required to be categorized as “well capitalized.” Valley National Bank’s total risk-based capital, Tier I capital, and leverage capital were 10.65 percent, 8.91 percent, and 7.09 percent, respectively, at December 31, 2008.

•

Valley continued to extend credit to new and existing customers while maintaining its conservative underwriting standards. Total loans grew by $86.4 million, or 3.4 percent on an annualized basis, to approximately $10.1 billion at December 31, 2008 compared to September 30, 2008 primarily due to organic loan growth in the commercial mortgage, commercial, and construction loan portfolios.

•

Valley recorded other than temporary impairment charges totaling $17.5 million ($10.8 million after taxes) on securities held in its available for sale and held to maturity investment portfolios. Of this amount, $3.3 million related to the write down of Fannie Mae and Freddie Mac

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

perpetual preferred stocks whose market values have continued to decline since the U.S. Government’s decision to place these companies into conservatorship and suspend their preferred stock dividends in the third quarter of 2008. After the write down, these Fannie Mae and Freddie Mac securities had a total adjusted carrying value of $1.3 million at December 31, 2008. The remaining impairment of $14.2 million was recorded on two of three pooled trust preferred securities, principally issued by banks, which are classified as held to maturity and one private label mortgage-backed security classified as available for sale. After the write down, the two pooled trust preferred securities had a total adjusted carrying value of $1.1 million and the one mortgage-backed security had an adjusted carrying value of $9.4 million at December 31, 2008.

•

Net trading gains decreased to a net loss of $8.1 million mainly due to the change in the fair value of Valley’s junior subordinated debentures issued to VNB Capital Trust I (which are carried at fair value) and mark to market losses on single-issuer bank trust preferred securities held in the trading securities portfolio.

•

Net interest income on a fully tax equivalent basis decreased $7.9 million from the third quarter of 2008 mainly due to the decline in short-term interest rates, higher rates and volume of certificates of deposit, the loss of interest from the Fannie Mae and Freddie Mac trust preferred securities, the reduction in cash dividends on Federal Home Loan Bank (“FHLB”) of New York stock and the asset sensitivity of Valley’s balance sheet. Valley’s net interest margin also declined by 34 basis points to 3.30 percent. Due to the current trend in interest rates, management expects the net interest margin will begin to increase during the first quarter of 2009. See “Net Interest Income and Margin” section below for more details.

•

Other non-interest expense includes a $3.1 million expense which was accelerated due to the termination of a hedging relationship in November 2008 for two interest rate caps designated as cash flow hedges to protect against movements in interest rates on certain borrowings based on the effective federal funds rate. The hedging relationship was rendered ineffective due to the historically unprecedented low level of the effective federal funds rate.

•

In late December 2008, Valley discovered a check fraud scheme perpetrated by a long-time commercial customer of Valley National Bank and recorded an estimated $4.6 million loss in other non-interest expense. Valley anticipates future recoveries to offset this loss, although it took the appropriate approach by recording the entire loss on the check fraud at this time.

•

Unless there are changes in the regulatory environment or unexpected earnings charges, Valley anticipates no change in its regular $0.20 per share quarterly cash dividend to common shareholders during 2009. However, dividends are only payable when and if declared by the Board.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “We are disappointed with our results for both the quarter and full year of 2008. Much of the negative results were based upon mark to market of investments as well as capital and liquidity issues resulting from the economic environment. During the fourth quarter we issued $300 million in preferred stock under the TARP program as a

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

precautionary measure to protect Valley and its shareholders from the current turbulence found throughout the financial markets. Prior to the issuance our capital ratios were consistent with those of a well-capitalized bank, as such ratios are today, and we are positioned to lend and support the economic recovery. However, mark to market issues will need to be addressed by the Government’s new administration in order to protect banks’ capital in an environment where market values are based upon abnormal illiquid markets causing continued erosion of earnings and capital.

We are pleased with the continued low level of delinquencies and overall performance of our loan portfolios, especially in light of the current climate impacting our nation’s economy and most other financial institutions. Our credit quality, the hallmark of Valley, remains very high. Total delinquencies 30 days or more past due for the entire loan portfolio were 1.06 percent. Despite our satisfactory loan performance, we recorded an $11.6 million provision for credit losses during the quarter, approximately $5.0 million greater than net charge-offs. The addition to our reserves was to provide for the potential risk of loan losses resulting from a continued downturn in the U.S. economy. The allowance for credit losses as a percentage of total loans increased 4 basis points to 0.93 percent at December 31, 2008 as compared to September 30, 2008 and increased 5 basis points compared to December 31, 2007.

During the quarter, we utilized a portion of the TARP funds in our lending operations using our traditional conservative lending philosophy. We believe this use of funds is consistent with the expectations of the U.S. Treasury. Our loan portfolio grew by 9.2 percent annualized for the quarter, exclusive of our automobile portfolio which declined by almost $110 million for the same period largely due to slower automobile sales. The TARP capital, in conjunction with our common stock, retained earnings and trust preferred securities provide Valley with sufficient levels of capital to continue our lending and to also absorb unforeseen losses during this economic environment.

We continue to serve our customers, our communities and our shareholders during these difficult times. We believe our commitment to quality loans and consistent underwriting standards will allow us to prevail as the economy continues to work through the recession.”

Credit Quality

Management believes that Valley’s credit quality remains good given the state of the U.S. economy and the low level of Valley’s loan delinquencies and losses relative to its peers. Valley’s focus has been and continues to be on traditional lending, utilizing our time-tested conservative underwriting approach. With a loan portfolio totaling approximately $10.1 billion, net loan charge-offs for the fourth quarter of 2008 were $6.7 million compared to $4.4 million for the third quarter of 2008, and $4.6 million for the fourth quarter of 2007.

Valley’s allocated reserves for the commercial mortgage loan portfolio declined during the period as loan performance in our new markets, primarily in Brooklyn and Queens, produced better than expected results. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

	December 31, 2008		September 30, 2008		December 31, 2007
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
Loan category:

Commercial*	$44,163	2.25%	$40,546	2.13%	$31,638	2.02%

Mortgage:
Construction	15,885	3.11%	14,397	3.06%	11,748	2.92%
Residential mortgage	4,153	0.18%	3,771	0.16%	3,124	0.15%
Commercial mortgage	10,035	0.30%	12,520	0.39%	8,788	0.37%

Total mortgage loans	30,073	0.49%	30,688	0.51%	23,660	0.49%

Consumer:
Home equity	1,696	0.28%	1,627	0.27%	1,634	0.29%
Other consumer	12,622	0.86%	11,428	0.72%	9,181	0.60%

Total consumer loans	14,318	0.69%	13,055	0.60%	10,815	0.52%

Unallocated	6,184	NA	5,472	NA	8,822	NA

	$94,738	0.93%	$89,761	0.89%	$74,935	0.88%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $45.7 million, or 0.45 percent of loans at December 31, 2008 compared to $41.8 million, or 0.42 percent of loans at September 30, 2008. Non-accrual loans and OREO increased $2.4 million and $1.2 million, respectively, at December 31, 2008 as compared to September 30, 2008. The increase in non-accrual loans was mainly due to four commercial loans totaling $3.0 million and one $714 thousand commercial mortgage loan partially offset by transfers to OREO.

Loans past due 90 days or more and still accruing increased $3.0 million to $15.7 million, or 0.15 percent of total loans at December 31, 2008 compared to $12.7 million, or 0.13 percent at September 30, 2008. Loans past due 90 days or more and still accruing include matured performing loans in the normal process of renewal which totaled approximately $4.0 million and $6.4 million at December 31, 2008 and September 30, 2008, respectively. Management believes the current level of delinquencies reflects the strength of its underwriting policies given the difficult economic climate and the problems currently being reported by other financial service providers.

Loans and Deposits

During the quarter, loans increased $86.4 million to approximately $10.1 billion at December 31, 2008. The linked quarter organic loan growth was mainly comprised of increases in commercial mortgage, commercial, and construction loans of $119.5 million, $59.9 million and $40.5 million, respectively, partially offset by a $110.0 million decrease in automobile loans. Valley’s lending operations continue to benefit from the dislocation in the credit markets and the expansion of Valley’s lending teams through its growing branch network, including the addition of 16 full-service branches from the Greater Community Bancorp (“Greater Community”) acquisition on July 1, 2008. The

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

continued decline in automobile loans during the fourth quarter of 2008 has resulted from Valley’s tightening of its already conservative auto loan credit standards during the third quarter of 2008, as well as lower consumer demand for such products in the current economic environment.

During the quarter, deposits increased $169.5 million to approximately $9.2 billion at December 31, 2008. At December 31, 2008, time deposits and non-interest bearing deposits increased by $262.9 million and $11.1 million, respectively, as compared to September 30, 2008. Valley increased its time deposits primarily by offering competitive retail time deposit rates on products with six to twelve month maturities during the period. This deposit initiative was implemented, in part, to offset fluctuations in money market and non-interest bearing account balances experienced during the fourth quarter of 2008. The declines were due to several factors caused by the current uncertain market conditions, including some depositors’ preference for Treasury securities, as well as interest rate pressure caused by weaker competitors in need of liquidity. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $108.7 million for the fourth quarter of 2008, an $11.9 million increase from the same quarter of 2007 and a decrease of $7.9 million from the linked quarter ended September 30, 2008. The linked quarter decrease was primarily due to a 30 basis point decline in the yield on interest earning assets during the fourth quarter of 2008 and additional interest expense related mainly to higher average interest-bearing liabilities. During the fourth quarter of 2008, the yield on interest earning assets declined due to several factors, including the U.S. Government’s elimination of dividends on Freddie Mac and Fannie Mae preferred securities held in the available for sale portfolio, a reduction in cash dividends on FHLB stock, lower yields on prime based loans, and a decrease of 98 basis points in the average target Federal funds rate which negatively affected Valley’s increased cash position as compared to the third quarter of 2008.

The net interest margin on a tax equivalent basis was 3.30 percent for the fourth quarter of 2008, a decrease of 34 basis points from 3.64 percent for the linked quarter ended September 30, 2008 and a decrease of 11 basis points from 3.41 percent for the fourth quarter of 2007. The yield on average interest earning assets decreased by 30 basis points on a linked quarter basis mainly due to an 18 basis point decrease in yield on average taxable investment securities as compared to the three months ended September 30, 2008. The cost of average interest bearing liabilities increased seven basis points from the third quarter of 2008 mainly due to the higher cost of long and short-term borrowings.

Valley’s cost of total deposits remained relatively low by industry standards at 1.76 percent for the fourth quarter of 2008 compared to 1.77 percent for the three months ended September 30, 2008. The decrease of one basis point was due to lower interest rates on savings, NOW, and money market accounts and a $38.6 million increase in average non-interest bearing deposits, partially offset by higher six to twelve month interest rates offered on new retail time deposits during the fourth quarter of 2008. The cost of short term borrowings increased by $1.4 million due to additional borrowings initiated near the end of the third quarter of 2008 to provide liquidity during this turbulent market period. These short term borrowings, consisting of FHLB advances, totaled $400 million of which $100 million matured by the end of 2008 and $300 million will mature between February and April 2009.

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

Non-Interest Income (Loss)

Fourth quarter of 2008 compared with fourth quarter of 2007

Non-interest income for the fourth quarter of 2008 decreased $8.5 million to a non-interest loss of $1.8 million from non-interest income of $6.7 million for the quarter ended December 31, 2007 primarily due to a decrease in net trading gains of $10.9 million from a year ago. This was mainly due to a loss of $5.9 million on the change in the fair value of Valley’s junior subordinated debentures carried at fair value in the fourth quarter of 2008 compared to a gain of $2.5 million in the same period of 2007. Net trading gains also included losses recognized on the mark to market value of trading securities of $2.2 million for the fourth quarter of 2008, a decline of $3.5 million from a gain of $1.3 million for the fourth quarter of 2007. In the fourth quarter of 2007, net trading gains included a loss of $973 thousand on the change in fair value of certain Federal Home Loan Bank advances held at fair value (no advances were held at fair value in the comparable 2008 period). Bank owned life insurance (“BOLI”) income decreased $1.9 million as compared to the fourth quarter of 2007 mainly due to the financial markets negative impact on the performance of the underlying investment securities of the BOLI asset. Partially offsetting these decreases, net losses on securities transactions declined by $4.4 million to a net loss of $11.5 million for the three months ended December 31, 2008 compared to a net loss of $15.9 million in the same period of 2007. The decline was due to a $4.0 million increase in net gains on the sale of securities classified as available for sale and a $401 thousand decrease in other-than-temporary impairment charges on investment securities. During the fourth quarter of 2008, Valley recognized impairment charges totaling $17.5 million ($10.8 million after taxes) on twelve Freddie Mac and Fannie Mae perpetual preferred securities and one private label mortgage-backed security classified as available for sale and two pooled trust preferred securities classified as held to maturity. Valley recognized a $17.9 million ($10.4 million after taxes) impairment charge on the same Freddie Mac and Fannie Mae perpetual preferred securities during the fourth quarter of 2007.

Fourth quarter of 2008 compared with third quarter of 2008

Non-interest loss decreased $30.3 million to $1.8 million for the quarter ended December 31, 2008 compared to a non-interest loss of $32.1 million for the quarter ended September 30, 2008 mainly due to a $55.9 million decline in net losses on securities transactions from the linked quarter. The decline was mainly due to other-than-temporary impairment and realized losses of $70.9 million ($44.1 million after taxes) on Fannie Mae and Freddie Mac perpetual preferred stock in the third quarter of 2008 as compared to other-than-temporary impairment charges totaling $17.5 million ($10.8 million after taxes) on these same securities, one private label mortgage-backed security and two pooled trust preferred securities in the fourth quarter of 2008, net of gains on the sale of certain available for sale securities in both periods. Partially offsetting the increase in non-interest income, net trading gains decreased $22.8 million to a net loss of $8.1 million for the fourth quarter of 2008 compared to a net gain of $14.7 million for the third quarter of 2008. This was mainly due to a loss of $5.9 million on the change in the fair value of Valley’s junior subordinated debentures carried at fair value in the fourth quarter of 2008 compared to a gain of $20.8 million recognized in the third quarter of 2008. Net trading gains also included losses on the mark to market value of trading securities totaled $2.2 million

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

for the fourth quarter of 2008, declining $3.9 million from a loss of $6.1 million for the third quarter of 2008. BOLI income decreased $1.3 million as compared to the third quarter of 2008 mainly due to the financial markets negative impact on the performance of the underlying investment securities of the BOLI asset. Other non-interest income also decreased $1.4 million mainly due to general decreases in other fee income during the fourth quarter of 2008.

Non-Interest Expense

Fourth quarter of 2008 compared with fourth quarter of 2007

Non-interest expense increased approximately $16.6 million to $80.0 million for the quarter ended December 31, 2008 from $63.3 million for the quarter ended December 31, 2007. Other non-interest expense increased by $10.3 million partially due to a $4.6 million loss recorded on discovery of a check fraud scheme perpetrated by a long-time commercial customer of Valley National Bank. Additionally, other non-interest expense includes a $3.1 million expense which was accelerated from future periods to the current quarter due to a hedging relationship terminated in November 2008 for two interest rate caps based on the effective federal funds rate. Salary and employee benefits increased a combined $4.5 million and net occupancy and equipment expense increased $1.2 million primarily due to the acquisition of Greater Community during the third quarter of 2008. Professional and legal fees increased $2.2 million mainly due to a $1.7 million reduction in litigation contingencies in the fourth quarter of 2007. Partially offsetting these increases, there were no goodwill impairment charges in the fourth quarter of 2008 compared to a $2.3 million ($1.5 million after taxes) impairment recognized in the fourth quarter of 2007 due to Valley’s decision to sell its former wholly owned broker-dealer subsidiary.

Fourth quarter of 2008 compared with third quarter of 2008

Non-interest expense increased by $6.1 million, or 8.3 percent from $73.8 million for the quarter ended September 30, 2008 primarily due to a $7.1 million increase in other non-interest expense. Other non-interest expense increased due to a $4.6 million loss recorded on discovery of a check fraud scheme perpetrated by a long-time commercial customer in December 2008 and a $3.1 million expense incurred on the termination of a hedging relationship in November 2008. Partially offsetting the increase, salary and employee benefits declined a combined $1.3 million mainly due to higher accruals for payroll taxes, healthcare insurance and stock incentive, pension and 401K plans during third quarter of 2008.

Income Tax Expense

Income tax benefit was ($2.9) million for the fourth quarter of 2008, reflecting an effective tax benefit of (21.1) percent, compared with income tax expense of $6.1 million for the fourth quarter of 2007, reflecting an effective tax rate of 18.1 percent. The change in taxes compared to the fourth quarter of 2007 was due to the reversal of the $2.9 million state tax valuation allowance for capital losses setup in the third quarter of 2008, and lower book income in the fourth quarter of 2008 compared to 2007.

Income tax expense was $16.9 million for the year ended December 31, 2008, reflecting an effective tax rate of 15.3 percent, compared with $51.7 million for year ended December 31, 2007, reflecting an

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

effective tax rate of 25.2 percent. The reduction in taxes compared to 2007 was due to the lower book income for 2008 and the reversal of the $6.5 million valuation allowance attributable to the capital loss carryforward of the prior year.

Management expects that Valley’s adherence to FIN 48 will continue to result in increased volatility in Valley’s future quarterly and annual effective income tax rates because FIN 48 requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies. For 2009, Valley anticipates an effective tax rate of 31.0 percent, compared to 15.3 percent for 2008.

De novo Branch Program

Valley maintains a branch expansion plan which focuses on finding attractive building sites and expanding its presence in the New Jersey counties and towns neighboring Valley’s current office locations, as well as in Manhattan, Kings and Queens Counties in New York. During 2008, ten new branch offices were opened, including Valley’s first two locations in Queens and its fourth and fifth branch offices in Brooklyn. Valley anticipates completing nine additional de novo branch projects during 2009, including four locations in Queens and three in Brooklyn. The slowing economy, coupled with the possibility that acquisition opportunities may become available, are expected to slow future branch expansions on a de novo basis. Generally, new branches can add immediate franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years as the branch operations become individually profitable.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.7 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 196 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Valley National Bancorp (NYSE: VLY)

2008 Fourth Quarter Earnings

January 22, 2009

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in Valley’s investment portfolio; unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Valley in a way that adversely affects Valley; bank regulatory rules, regulations or polices that restrict or direct certain actions; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; the inability to realize expected cost savings and synergies from the Greater Community merger in the amounts or in the timeframe anticipated; material adverse changes in Valley’s operations or earnings; the inability to retain Greater Community’s customers and employees; a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; the development of new tax strategies or the disallowance of prior tax strategies; operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to Valley’s fiduciary responsibility; and the inability to successfully implement new lines of business or new products and services.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except for share data)	2008	2007	2008	2007
FINANCIAL DATA:
Net interest income	$107,407	$95,318	$420,799	$381,685
Net interest income - FTE (2)	108,730	96,791	426,258	387,866
Non-interest (loss) income	(1,821)	6,670	3,256	89,028
Non-interest expense	79,969	63,335	285,248	253,912
Income tax (benefit) expense	(2,945)	6,128	16,934	51,698
Net income	16,930	27,661	93,591	153,228
Dividends on preferred stock and accretion	2,090	0	2,090	0
Net income available to common stockholders	14,840	27,661	91,501	153,228
Weighted average number of shares outstanding (3):
Basic	134,971,655	125,899,054	130,435,853	126,272,915
Diluted	135,032,047	126,081,621	130,507,649	126,646,859
Per common share data (3):
Basic earnings	$0.11	$0.22	$0.70	$1.21
Diluted earnings	0.11	0.22	0.70	1.21
Cash dividends declared	0.20	0.20	0.80	0.80
Book value	7.93	7.54	7.93	7.54
Tangible book value (1)	5.56	5.92	5.56	5.92
Closing stock price - high	22.79	22.34	24.00	23.98
Closing stock price - low	15.41	16.89	14.44	16.89

CORE ADJUSTED FINANCIAL DATA (1):
Net income available to common stockholders, as adjusted	$25,592	$39,543	$141,761	$165,110
Basic earnings per share, as adjusted	0.19	0.31	1.09	1.31
Diluted earnings per share, as adjusted	0.19	0.31	1.09	1.30

FINANCIAL RATIOS:
Net interest margin	3.26%	3.36%	3.40%	3.37%
Net interest margin - FTE (2)	3.30	3.41	3.44	3.43
Annualized return on average assets	0.47	0.89	0.69	1.25
Annualized return on average shareholders’ equity	5.44	11.68	8.74	16.43
Annualized return on average tangible shareholders’ equity (1)	7.33	14.94	11.57	21.17
Efficiency ratio (4)	75.74	62.10	67.27	53.94

CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	0.77%	1.28%	1.07%	1.34%
Annualized return on average shareholders’ equity, as adjusted	8.90	16.69	13.43	17.70
Annualized return on average tangible shareholders’ equity, as adjusted	11.99	21.35	17.79	22.81
Efficiency ratio, as adjusted	64.94	50.88	55.98	51.49

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2008	2007	2008	2007
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,392,629	$12,380,543	$13,488,463	$12,304,814
Interest earning assets	13,185,979	11,343,372	12,384,625	11,312,253
Loans	10,107,769	8,362,192	9,386,987	8,261,111
Interest bearing liabilities	10,954,697	9,413,844	10,355,760	9,353,296
Deposits	9,160,293	8,306,622	8,689,456	8,353,273
Shareholders’ equity	1,244,827	947,444	1,071,358	932,637

ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$89,761	$74,624	$74,935	$74,718
Provision for credit losses	11,632	4,864	28,282	11,875
Charge-offs	(7,417)	(5,455)	(22,663)	(15,135)
Recoveries	762	902	2,774	3,477
Addition from Greater Community Bancorp acquisition	0	0	11,410	0

End of period	$94,738	$74,935	$94,738	$74,935

Components:
Allowance for loan losses	$93,244	$72,664	$93,244	$72,664
Reserve for unfunded letters of credit	1,494	2,271	1,494	2,271

Allowance for credit losses	$94,738	$74,935	$94,738	$74,935

			As of December 31,
			2008	2007
BALANCE SHEET ITEMS:
Assets			$14,718,129	$12,748,959
Loans			10,143,690	8,496,221
Deposits			9,232,923	8,091,004
Shareholders’ equity			1,363,609	949,060

CAPITAL RATIOS:
Tier 1 leverage ratio			9.10%	7.62%
Risk-based capital - Tier 1			11.45	9.55
Risk-based capital - Total Capital			13.19	11.35

ASSET QUALITY:
Non-accrual loans			$33,073	$30,623
Other real estate owned			8,278	609
Other repossessed assets			4,317	1,466

Total non-performing assets			$45,668	$32,698

Loans past due 90 days or more and still accruing			$15,557	$8,462

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.45%	0.38%
Loans past due 30 days or more to total loans			1.06	1.00
Allowance for credit losses to total loans			0.93	0.88
Net charge-offs to average loans			0.21	0.14

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except for share data)	2008	2007	2008	2007
Tangible Book Value Per Common Share
Common shares outstanding	135,024,030	125,844,074	135,024,030	125,844,074

Shareholders’ equity	$1,363,609	$949,060	$1,363,609	$949,060
Less: Preferred stock	(293,226)	0	(293,226)	0
Less: Goodwill and other intangible assets	(320,007)	(204,547)	(320,007)	(204,547)

Tangible shareholders’ equity	$750,376	$744,513	$750,376	$744,513

Tangible book value	$5.56	$5.92	$5.56	$5.92

Return on Average Tangible Equity
Net income	$16,930	$27,661	$93,591	$153,228

Average shareholders’ equity	$1,244,827	$947,444	$1,071,358	$932,637
Less: Average goodwill and other intangible assets	(321,560)	(206,672)	(262,613)	(208,797)

Average tangible shareholders’ equity	$923,267	$740,772	$808,745	$723,840

Annualized return on average tangible shareholders’ equity	7.33%	14.94%	11.57%	21.17%

Adjusted net income available to common stockholders
Net income, as reported	$16,930	$27,661	$93,591	$153,228
Add: Impairment charges on investment securities, net	10,752	10,417	50,260	10,417
Add: Impairment charges on goodwill, net	0	1,465	0	1,465

Net income, as adjusted	$27,682	$39,543	$143,851	$165,110
Dividends on preferred stock and accretion	2,090	0	2,090	0

Net income available to common stockholders, as adjusted	$25,592	$39,543	$141,761	$165,110

Adjusted per common share data
Net income available to common stockholders, as adjusted	$25,592	$39,543	$141,761	$165,110

Average number of basic shares outstanding	134,971,655	125,899,054	130,435,853	126,272,915

Basic earnings, as adjusted	$0.19	$0.31	$1.09	$1.31

Average number of diluted shares outstanding	135,032,047	126,081,621	130,507,649	126,646,859

Diluted earnings, as adjusted	$0.19	$0.31	$1.09	$1.30

Adjusted annualized return on average assets
Net income, as adjusted	$27,682	$39,543	$143,851	$165,110
Average assets	14,392,629	12,380,543	13,488,463	12,304,814

Annualized return on average assets, as adjusted	0.77%	1.28%	1.07%	1.34%

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except for share data)	2008	2007	2008	2007
Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$27,682	$39,543	$143,851	$165,110

Average shareholders’ equity	1,244,827	947,444	1,071,358	932,637
Annualized return on average shareholders’ equity, as adjusted	8.90%	16.69%	13.43%	17.70%

Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$27,682	$39,543	$143,851	$165,110

Average tangible shareholders’ equity	923,267	740,772	808,745	723,840

Annualized return on average tangible shareholders’ equity, as adjusted	11.99%	21.35%	17.79%	22.81%

Adjusted efficiency ratio
Total non-interest expense	$79,969	$63,335	$285,248	$253,912
Less: Impairment charges on goodwill	0	(2,310)	0	(2,310)

Gross non-interest expense, as adjusted	$79,969	$61,025	$285,248	$251,602

Net interest income	$107,407	$95,318	$420,799	$381,685
Non-interest income	(1,821)	6,670	3,256	89,028
Add: Impairment charges on investment securities	17,548	17,949	85,478	17,949

Gross operating income, as adjusted	$123,134	$119,937	$509,533	$488,662

Efficiency ratio, as adjusted	64.94%	50.88%	55.98%	51.49%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects the five percent common stock dividend issued on May 23, 2008.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

($ in thousands, except for share data)

	December 31, 2008	December 31, 2007
Assets
Cash and due from banks	$577,850	$218,896
Interest bearing deposits with banks	2,657	9,569
Federal funds sold	—	9,000
Investment securities:
Held to maturity, fair value of $1,070,304 at December 31, 2008 and $548,353 at December 31, 2007	1,155,796	556,113
Available for sale	1,434,383	1,606,410
Trading securities	34,236	722,577

Total investment securities	2,624,415	2,885,100

Loans held for sale, at fair value	4,542	2,984
Loans	10,143,690	8,496,221
Less: Allowance for loan losses	(93,244)	(72,664)

Net loans	10,050,446	8,423,557

Premises and equipment, net	256,343	227,553
Bank owned life insurance	300,058	273,613
Accrued interest receivable	57,717	56,578
Due from customers on acceptances outstanding	9,410	8,875
Goodwill	294,053	179,835
Other intangible assets, net	25,954	24,712
Other assets	514,684	428,687

Total Assets	$14,718,129	$12,748,959

Liabilities
Deposits:
Non-interest bearing	$2,118,249	$1,929,555
Interest bearing
Savings, NOW and money market	3,493,415	3,382,474
Time	3,621,259	2,778,975

Total deposits	9,232,923	8,091,004

Short-term borrowings	640,304	605,154
Long-term borrowings (includes fair value of $41,359 for a Federal Home Loan Bank advance at December 31, 2007)	3,008,753	2,801,195
Junior subordinated debentures issued to capital trusts (includes fair value of $140,065 at December 31, 2008 and $163,233 at December 31, 2007 for VNB Capital Trust I)	165,390	163,233
Bank acceptances outstanding	9,410	8,875
Accrued expenses and other liabilities	297,740	130,438

Total Liabilities	13,354,520	11,799,899

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; issued 300,000 shares at December 31, 2008	293,226	—
Common stock, no par value, authorized 190,886,088 shares; issued 136,970,912 shares at December 31, 2008 and 128,503,294 shares at December 31, 2007	48,228	43,185
Surplus	1,045,398	879,892
Retained earnings	85,234	104,225
Accumulated other comprehensive loss	(60,931)	(12,982)
Treasury stock, at cost (1,946,882 common shares at December 31, 2008 and 2,659,220 common shares at December 31, 2007)	(47,546)	(65,260)

Total Shareholders’ Equity	1,363,609	949,060

Total Liabilities and Shareholders’ Equity	$14,718,129	$12,748,959

*	Share data reflects the 5% common stock dividend issued on May 23, 2008.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$150,805	$140,354	$572,918	$560,066
Interest and dividends on investment securities:
Taxable	33,286	35,585	137,763	134,969
Tax-exempt	2,447	2,716	10,089	11,268
Dividends	(85)	2,099	6,734	8,002
Interest on federal funds sold and other short-term investments	158	809	2,190	10,702

Total interest income	186,611	181,563	729,694	725,007

Interest Expense
Interest on deposits:
Savings, NOW and money market	8,661	17,825	45,961	75,695
Time	31,600	33,876	117,152	134,674
Interest on short-term borrowings	3,522	4,489	10,163	17,645
Interest on long-term borrowings and junior subordinated debentures	35,421	30,055	135,619	115,308

Total interest expense	79,204	86,245	308,895	343,322

Net Interest Income	107,407	95,318	420,799	381,685
Provision for credit losses	11,632	4,864	28,282	11,875

Net Interest Income after Provision for Credit Losses	95,775	90,454	392,517	369,810

Non-Interest Income
Trust and investment services	1,875	1,863	7,161	7,381
Insurance premiums	2,066	2,438	10,053	10,711
Service charges on deposit accounts	7,172	7,028	28,274	26,803
Losses on securities transactions, net	(11,546)	(15,894)	(79,815)	(15,810)
Trading (losses) gains, net	(8,089)	2,763	3,166	7,399
Fees from loan servicing	1,546	1,323	5,236	5,494
Gains on sales of loans, net	268	161	1,274	4,785
Gains on sale of assets, net	262	93	518	16,051
Bank owned life insurance	1,363	3,291	10,167	11,545
Other	3,262	3,604	17,222	14,669

Total non-interest (loss) income	(1,821)	6,670	3,256	89,028

Non-Interest Expense
Salary expense	32,762	29,250	126,210	116,389
Employee benefit expense	7,451	6,480	31,666	29,261
Net occupancy and equipment expense	13,754	12,571	54,042	49,570
Amortization of intangible assets	2,117	1,820	7,224	7,491
Goodwill impairment	—	2,310	—	2,310
Professional and legal fees	2,203	40	8,241	5,110
Advertising	1,015	510	2,697	2,917
Other	20,667	10,354	55,168	40,864

Total non-interest expense	79,969	63,335	285,248	253,912

Income Before Income Taxes	13,985	33,789	110,525	204,926
Income tax (benefit) expense	(2,945)	6,128	16,934	51,698

Net Income	$16,930	$27,661	$93,591	$153,228
Dividends on preferred stock and accretion	2,090	—	2,090	—

Net Income Available to Common Stockholders	$14,840	$27,661	$91,501	$153,228

Earnings Per Common Share:*
Basic	$0.11	$0.22	$0.70	$1.21
Diluted	0.11	0.22	0.70	1.21
Cash Dividends Declared Per Common Share*	0.20	0.20	0.80	0.80
Weighted Average Number of Shares Outstanding:*
Basic	134,971,655	125,899,054	130,435,853	126,272,915
Diluted	135,032,047	126,081,621	130,507,649	126,646,859

*	Share data reflects the 5% common stock dividend issued on May 23, 2008.

Valley National Bancorp

(dollars in thousands)

	For the periods ended
Loan Portfolio	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Commercial Loans	$1,965,372	$1,905,469	$1,680,337	$1,584,190	$1,563,150

Mortgage Loans:
Construction	510,519	470,006	399,279	399,069	402,806
Residential Mortgage	2,269,935	2,297,868	2,228,197	2,128,949	2,063,242
Commercial Mortgage	3,324,082	3,204,537	2,564,605	2,443,719	2,370,345

Total Mortgage Loans	6,104,536	5,972,411	5,192,081	4,971,737	4,836,393

Consumer Loans:
Home Equity	607,700	600,623	537,913	542,162	554,830
Credit Card	9,916	9,872	9,459	9,338	10,077
Automobile	1,364,343	1,474,328	1,531,537	1,483,067	1,447,838
Other Consumer	91,823	94,578	92,768	76,990	83,933

Total Consumer Loans	2,073,782	2,179,401	2,171,677	2,111,557	2,096,678

Total Loans	$10,143,690	$10,057,281	$9,044,095	$8,667,484	$8,496,221

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/2008			Quarter End - 9/30/2008			Quarter End - 6/30/2008			Quarter End - 3/31/2008			Quarter End - 12/31/07
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$10,107,769	$150,810	5.97%	$9,988,829	$151,877	6.08%	$8,897,004	$134,619	6.05%	$8,539,812	$135,638	6.35%	$8,362,192	$140,365	6.71%
Taxable investments (3)	2,387,822	33,201	5.56%	2,544,825	36,492	5.74%	2,723,835	38,410	5.64%	2,590,800	36,394	5.62%	2,649,378	37,684	5.69%
Tax-exempt investments (1)(3)	252,823	3,765	5.96%	262,079	3,857	5.89%	244,551	3,800	6.22%	254,701	4,100	6.44%	262,269	4,178	6.37%
Federal funds sold and other interest bearing deposits	437,565	158	0.14%	25,951	130	2.00%	75,138	406	2.16%	191,384	1,496	3.13%	69,533	809	4.65%

Total interest earning assets	13,185,979	187,934	5.70%	12,821,684	192,356	6.00%	11,940,528	177,235	5.94%	11,576,697	177,628	6.14%	11,343,372	183,036	6.45%
Other assets	1,206,650			1,181,268			1,019,703			1,005,756			1,037,171

Total Assets	$14,392,629			$14,002,952			$12,960,231			$12,582,453			$12,380,543

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,512,391	$8,661	0.99%	$3,766,357	$12,080	1.28%	$3,479,046	$11,155	1.28%	$3,386,570	$14,065	1.66%	$3,407,805	$17,825	2.09%
Time deposits	3,551,132	31,600	3.56%	3,228,453	27,902	3.46%	2,981,166	27,162	3.64%	2,918,671	30,488	4.18%	2,969,684	33,876	4.56%
Short-term borrowings	727,550	3,522	1.94%	530,408	2,122	1.60%	555,799	2,212	1.59%	406,726	2,307	2.27%	487,852	4,489	3.68%
Long-term borrowings (4)	3,163,624	35,421	4.48%	3,218,820	33,664	4.18%	3,008,249	32,792	4.36%	2,977,234	33,742	4.53%	2,548,503	30,055	4.72%

Total interest bearing liabilities	10,954,697	79,204	2.89%	10,744,038	75,768	2.82%	10,024,260	73,321	2.93%	9,689,201	80,602	3.33%	9,413,844	86,245	3.66%
Non-interest bearing deposits	2,096,770			2,058,190			1,893,688			1,876,223			1,929,133
Other liabilities	96,335			80,713			77,369			63,789			90,122
Shareholders’ equity	1,244,827			1,120,011			964,914			953,240			947,444

Total liabilities and shareholders’ equity	$14,392,629			$14,002,952			$12,960,231			$12,582,453			$12,380,543

Net interest income/interest rate spread (5)		108,730	2.81%		116,588	3.18%		103,914	3.01%		97,026	2.81%		96,791	2.79%

Tax equivalent adjustment		(1,323)			(1,356)			(1,336)			(1,444)			(1,473)

Net interest income, as reported		$107,407			$115,232			$102,578			$95,582			$95,318

Net interest margin (6)			3.26%			3.59%			3.44%			3.30%			3.36%
Tax equivalent effect			0.04%			0.05%			0.04%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.30%			3.64%			3.48%			3.35%			3.41%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.